TRINET GROUP, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement”) is entered into by and between SAMANTHA WELLINGTON (the “Executive,” "you" or “your”) and TriNet Group, Inc., a Delaware corporation (the "Company"), on November 19, 2018. This Agreement amends, supersedes and terminates any and all prior agreements with respect to your employment terms and severance benefits, without limitation, including but not limited to, any oral or written offers, agreements or summaries of employment terms (the "Previous Agreements"), and no benefits of any sort shall be paid under said Previous Agreements.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	EMPLOYMENT BY THE COMPANY

1.1 Title and Responsibilities. Subject to the terms set forth herein, effective on November 19, 2018 (the “Effective Date”), you will be employed as the Senior Vice President, Chief Legal Officer, of the Company. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company. Within this relationship, you shall be expected to perform those duties the Company requires, within the bounds of its policies and the law, to the highest professional and ethical standards. Not withstanding the foregoing, it is acknowledged and agreed that you may engage in civic and not-for-profit activities and/or serve on the boards of directors of noncompetitive private or public companies; provided, however, in each case that such activities do not materially interfere with the performance of your duties hereunder and, for service on any board of directors, prior approval is obtained from the Chief Executive Officer of the Company.
1.2 At-Will Employment. Your relationship with the Company is at-will, which means that you and the Company will have the right to terminate your employment with the Company at any time with or without cause, and with or without advance notice. In addition, the Company retains the discretion to modify the terms of your employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time; provided, however, that any such modification will not affect your rights under the Severance Plan (as defined below). You also may be removed from any position you hold in the manner specified by the Bylaws of the Company and applicable law.

1.3 Company Employment Policies. The employment relationship between the parties will be governed by this Agreement and the standard employment terms and conditions as set forth in in the Company’s employee handbook and other form agreements, policies and procedures of the Company, including those relating to the mandatory arbitration provisions relating to employment-related disputes, the protection of confidential information and the assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement will control. Your failure or refusal to complete any of the Company’s standard form agreements or acknowledgment of the Company’s standard employment policies and procedures will result in the automatic termination of your employment without triggering any severance benefits, notwithstanding section 2.4(b) below or the Severance Plan (as defined below).

2.	COMPENSATION.

2.1 Salary. You will earn a base salary that is established in accordance with Company policy and subject to review and approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) and that is payable semi-monthly on the Company’s standard payroll dates, less any payroll deductions and all required taxes and withholdings. Your base salary is currently $400,000. You will be considered for annual adjustments in base salary in accordance with Company policy and subject to review and approval by the Committee. This is a full-time, exempt position and you are expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments (for which you will not be eligible for overtime compensation).
2.2 Equity Award. The parties agree that, in exchange for acceptance of the offer of employment and the execution of this Agreement, after the Effective Date, the Chief Executive Officer will recommend to the Committee an equity grant with a grant date value of One Million Five Hundred Thousand Dollars ($1,500,000.00) comprised of time-based restricted stock units (“RSUs”) of the Company’s common stock (the “RSU Award”).    The RSU Award shall be made pursuant to the Company's 2009 Equity Incentive Plan and shall be subject to the terms and conditions set forth in the Company’s forms of grant notice and award agreements.   Approval of the recommendation of the RSU Award is in the sole and unreviewable discretion of the Board and/or the Committee.
The number of RSUs awarded under the RSU Award shall be determined based on the closing market price on the Grant Date, as defined under the Committee’s standard award resolution language, following approval by the Committee.   The RSUs under the RSU Award shall, if and when granted by the Committee, be subject to the Company's standard four-year vesting schedule, with 1/4th of the total shares subject to the RSU Award (rounded down to the nearest whole share) vesting on first anniversary of the Grant Date and thereafter 1/16th of the total shares subject to the RSU Award (rounded down to the nearest whole share, except for the last vesting installment) vesting on the 15th day of the second month of each calendar quarter, in each case conditioned on your Continuous Service (as defined in the Company’s equity incentive plan) through each such vesting date.

You will be also be considered for future annual or periodic “refresh” equity awards at the same time as the other executives, which will be subject to the terms and conditions of the Company’s equity incentive plan and the grant agreements. Approval of the recommendation of any future equity award is in the sole and unreviewable discretion of the Compensation Committee.
2.3 Target Variable Compensation. Each year, you will be eligible to earn an annual performance-based variable compensation amount based on the achievement of corporate performance goals established by the Company and subject to approval by the Committee and individual performance goals and objectives, with the target amount for such variable compensation established in the Company's annual executive bonus plan (the “Target Variable Compensation"). For 2018, your Target Variable Compensation shall be the sum of (A) your target variable compensation for the period prior to the Effective Date of this Agreement, prorated for the number of days from January 1, 2018 to the Effective Date and (B) 70% of your annual base salary for the period from the Effective Date of this Agreement to the end of 2018, prorated for the number of days from the Effective Date to December 31, 2018, subject in each case to the achievement of the corporate and individual performance goals and objectives. For 2019, your Target Variable Compensation shall be 70% of your annual base salary, subject to the achievement of the corporate and individual performance goals and objectives. Achievement against goals and the actual amount of the Target Variable Compensation earned will be determined by the Company, in its sole discretion, and will be subject to the approval of the Committee. In order to earn and be paid such variable compensation, you must remain an active employee throughout the full-time period for which the Target Variable Compensation is paid, and for which time period the Company and the Committee assesses performance and the related compensation amounts, and you must be employed and in good standing on the date of Target Variable Compensation distribution. Any earned Target Variable Compensation shall be paid within thirty (30) days following its determination and approval by the Committee

2.4 Company Benefits.

(a)
Standard Company Benefits. You will be eligible to participate in the Company's standard employee benefits plans that are available to employees generally, as in effect from time to time, subject to the terms and conditions of such plans.

(b)
Severance Benefits. The Chief Executive Officer will recommend to the Committee that you be designated as a Participant in the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan (the “Severance Plan”), a copy of which is attached hereto as Annex A, which shall be the only severance benefits from the Company to which you shall be entitled. Once you are designated as a Participant, in order to receive any severance benefits under the Severance Plan, you are required to return a signed copy of the Participation Notice, which is attached as Exhibit A to the Severance Plan, to the Senior Vice President, Human Resources.

2.5 Expense Reimbursements. For the avoidance of doubt, to the extent that any reimbursements payable by the Company to you under this Agreement or otherwise are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION. As a condition of your continued employment, you must sign and comply with the Proprietary Information and Invention Agreement attached hereto as Annex B.

4. GENERAL PROVISIONS.
4.1 Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including, personal delivery, email and facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

 4.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

4.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

4.4 Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.
4.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile will be deemed the equivalent of originals.

4.6 Headings and Construction. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities will not be construed against either party as the drafter.
4.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.
4.8 Informing Subsequent Employers. If Executive’s employment is terminated, the Company has the right to inform any subsequent employer of Executive’s obligations under this Agreement, and can send a copy of these terms of employment to that employer.
 4.9 Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action will be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.
4.10 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“ JAMS ”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.
4.11 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the parties have executed this employment agreement effective as of the Effective Date.

TRINET GROUP, INC.

/s/ Burton M. Goldfield

BURTON M. GOLDFIELD
President & Chief Executive Officer

EXECUTIVE

/s/ Samantha Wellington

SAMANTHA WELLINGTON

ANNEX A

TRINET GROUP, INC. AMENDED AND RESTATED EXECUTIVE
SEVERANCE BENEFIT PLAN

[Separately filed with the Securities and Exchange Commission as Exhibit 10.5 to the Form 10-Q, filed om April 30, 2018.]

ANNEX B
PROPRIETARY INFORMATION AND INVENTION AGREEMENT

PROPERIETARY INFORMATION AND INVENTION AGREEMENT (PIIA) CHR

As part of the consideration for my employment or my continued employment and the compensation now or hereafter paid to me, including, but not limited to, salary, bonus awards, or other type of compensation, I agree as follows:
1. Maintaining Confidential Company Information. I will not, during and after my employment with TriNet Group, Inc., or any of its successors, subsidiaries, assigns, related companies, and divisions (collectively, the “Company”), (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of the Company, any of the Company’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to the Company, its development projects, or other aspects of Company business, without the prior written permission from the Company’s Chief Legal Officer. By way of illustration and not limitation, Company Information shall include the Company’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of other employees of the Company; the personally identifying and protected health information of other employees of the Company, including worksite employees of TriNet customers; lists of current and potential customers of TriNet; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of the Company’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). I further acknowledge and recognize that all Company Information is confidential and proprietary, and shall remain the exclusive property of the Company. To the extent that I have any question as to whether something constitutes Company Information, I agree to obtain the express written permission of my manager before using or disclosing the information in any way. Notwithstanding the foregoing, I understand that the restrictions on my disclosure or use of Company Information described in this paragraph shall not limit in any way any right I may have to disclose or use information pursuant to the National Labor Relations Act (if I am a United States employee) or any other applicable law.
2. Third Party Information. I understand that the Company has in the past received, and in the future may receive from third parties, confidential or proprietary information (“Third Party Information”), subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after my employment with the Company, I will hold all Third Party Information received by me in the strictest confidence and will not disclose it to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use it, except in connection with my work for the Company.
3. No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring on to Company premises or equipment any proprietary or confidential information or property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. For California employees only: I certify that I have read and completed the Limited Exclusion Notification attached as Exhibit A.

4. Return of Company Property. When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, copy, recreate or deliver to anyone else in whole or in part) any and all items including but not limited to files, drawings, notes, notebooks, memoranda, specifications, records, business plans and forecasts, financial information, sales materials, customer and prospective customer lists, reports, programs, proposals, specifications computer-recorded information (including emails), tangible property (including but not limited to laptop/desktop computers, flash drives, CD-ROMs, cell phones, blackberries, tablets and other PDA devices), building entry/access cards, identification badges and keys, devices, and documents, together with all copies thereof (in whatever medium recorded) and any other property or material containing or disclosing Company Information or Third Party Information. I further agree that any property owned by the Company, wherever located, including disks and other storage media, computers, filing cabinets, desks/desk drawers, or lockers, is subject to inspection by Company personnel at any time during my employment and after, with or without notice.
5. No Conflicting Employment; Solicitation Restrictions. While employed by the Company, I will not, without the Company’s prior written consent, directly or indirectly engage in any employment, consulting, or other activity which creates or is likely to create an actual or a potential conflict of interest with my employment at the Company or conflict with any of my obligations under this Agreement. In addition, during any period in which I am employed by the Company and for a period of one year thereafter, I shall not directly or indirectly, for myself or on behalf of any other person or entity, in any manner or capacity whatsoever, solicit, approach, recruit, interview, offer to hire or attempt to hire, or in any manner endeavor to entice away any person who is employed by or associated with the Company as an employee, independent contractor or agent. Finally, during any period in which I am employed by the Company and for a period of one year thereafter, I shall not directly or indirectly, for myself or on behalf of any other person or entity, whether as an employee, owner, part-owner, shareholder, officer, director, trustee, partner, member, sole proprietor, consultant, agent, representative, or in any other manner or capacity whatsoever, use Company Information to attempt to call on, solicit or take away any clients or prospects of the Company except on behalf of the Company.

6. Ownership of Discoveries & Results and Proceeds. Any inventions (whether or not patentable), discoveries, designs, business methods, improvements or works of authorship made by me, alone or jointly with others, and all results and proceeds of my services to the Company ("Results and Proceeds”) at any time during my employment by the Company which are made, conceived, reduced to practice or learned by me in the course and scope of my employment or with the use of the Company’s time, property (whether tangible or intangible), materials or facilities, or relating to any subject matter with which my work for the Company is concerned, are hereby irrevocably and unconditionally assigned to the Company for its benefit and shall be the exclusive property of the Company. Any copyrightable subject matter included in the Results and Proceeds shall be “works made for hire” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.). If it is ever determined that any Results and Proceeds cannot be considered “works made for hire” or otherwise cannot be fully assigned to the Company under applicable law, I hereby grant to Company in perpetuity and on an exclusive and irrevocable basis all worldwide rights of every kind and nature, whether now known or hereafter recognized, in and to such Results and Proceeds to the maximum extent permitted by applicable law. Without limitation of the foregoing, Company has the exclusive right to obtain and own all patents and copyright registrations with respect to such Results and Proceeds. Neither the expiration nor the termination of this Agreement shall affect the Company’s ownership of or rights in the Results and Proceeds or any intellectual property rights therein. To facilitate the determination of whether any invention, discovery, designs, business methods, improvement or work of authorship is properly transferable to the Company, I will promptly advise it of all inventions, discoveries, improvements or works of authorship made, conceived, reduced to practice or learned by me during the term of my employment and for six months after termination of my employment. I understand that my obligations under this paragraph 6 do not apply to any invention that qualifies fully as a non-assignable invention under Section 2870 of the California Labor Code, as explained in Exhibit A, or any law of any other jurisdiction of similar effect, in each case, to the extent applicable to my inventions. I have completed Exhibit B, which lists all inventions, improvements and other works (“Pre-existing Work”) that I have alone or jointly with others, conceived, developed, reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties.
I hereby represent and warrant that there is no Pre-existing Work other than as set forth in Exhibit B. If Exhibit B is not completed, there is no Pre-existing Work for which I claim ownership. I agree that I will not incorporate any Pre-existing Work into any Company works without first obtaining the express, written approval of the Company in each case. To the extent that I incorporate any Pre-existing Work into any Company works, I hereby represent and warrant that I have all necessary rights and authority to do so and hereby grant to Company the perpetual, irrevocable, non-exclusive, worldwide, royalty-free and sublicensable right to use and exploit such Pre-existing Work for any and all purposes in connection with the Company's and its affiliates' and their respective successors' and assigns' current and future businesses. For Canadian employees only: I certify that I have read and completed the Acknowledgment and Waiver attached as Exhibit C.

7. Perfection and Enforcement of Proprietary Rights. I will assist the Company in every proper way at the Company's request and direction to obtain, perfect and enforce United States, Canadian and foreign patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Information and/or Results and Proceeds in any and all countries. Without limiting the generality of the foregoing, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. My obligation to assist the Company pursuant to this paragraph 7 shall continue following the termination of my employment, but the Company shall compensate me at a reasonable rate to be determined by the Company consistent with its ordinary practices after my termination for the time actually spent by me at the Company’s request for such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to obtain my signature for any document required by this paragraph 7, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such documents with the same legal force and effect as if originally executed by me, and I declare that this power of attorney shall be deemed to be coupled with an interest and irrevocable, and may be exercised during any subsequent legal incapacity.
8. No Continued Employment; Exit Interview. I understand that my employment with the Company is at-will and that this Agreement does not confer any right of continued employment by the Company, and does not limit in any way the Company’s right or my right to terminate my employment at any time, with or without cause. In the event my employment with the Company terminates for any reason, I will, if requested, participate in an exit interview with the Company and reaffirm in writing my obligations as set forth in this Agreement. I agree to provide the Company with the name and address of my new employer, and consent to the Company’s notification to my new employer of my rights and obligations under this Agreement.
9. Legal and Equitable Remedies. I recognize that my violation of this Agreement exposes the Company to irreparable harm and that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and remedies (including recovery of monetary damages) that the Company may have for a breach of this Agreement.
10. Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior agreements, promises, representations or inducements between the Company and me that concern the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.
11. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad or partially invalid, illegal or unenforceable, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. I agree that a court may rewrite, revise, or edit this Agreement to make it enforceable.
12. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and its assigns.

13. Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason for the termination, and the assignment of this Agreement by the Company to any successor in interest or other assignee.
14. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
15. Change in Employment. I agree that any subsequent change in my duties, title, salary or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement.
16. Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I understand that: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: – (a) is made in (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
17. Exception to Confidentiality. Notwithstanding anything in this Agreement or otherwise, I understand that I have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit me from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and I may do so without notifying the Company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement or otherwise would require me to waive any monetary award or other payment that I might become entitled to from the SEC or any other governmental authority.
18. Governing Law. If I am a United States employee, this Agreement will be governed by the laws of the State of California, without regard to conflicts of law principles. If I am a Canadian employee, this Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in that Province, without regard to conflicts of law principles.

I HAVE READ THIS AGREEMENT CAREFULLY, and completed and executed Exhibits A, B and/or C if applicable. I UNDERSTAND AND AGREE TO ITS TERMS.

/s/ Samantha Wellington

SAMANTHA WELLINGTON	DATE